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                                                                      EXHIBIT 99

                               SpeedFam-IPEC, Inc.

                   Audit Committee of the Board of Directors'

                                     Charter

I.       PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

- Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

- Review and appraise the audit efforts of the Corporation's independent auditors.

- Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.      COMPOSITION

Corporation or an outside consultant. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.
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III.     MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.      RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

       Documents/Reports Review

         - Review and update this Charter periodically, at least annually, as conditions dictate.

         - Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

         - Review with financial management the quarterly financials prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

         Independent auditors

         - Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee should review and discuss with the auditors all significant relationships the auditors have with the Corporation to determine the auditors' independence.

         - Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

         - Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

         Financial Reporting Process

         - In consultation with the independent auditors, review the integrity of the organization's financial reporting processes, both internal and external.

         - Consider the independent auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

         - Consider and approve, if appropriate, major changes to the Corporation's accounting principles and practices as suggested by the independent auditors or management.
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         Process Improvement

         - Establish regular and separate systems of reporting to the Audit Committee by management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

         - Following completion of the annual audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         - Review any significant disagreements among management and the independent auditors in connection with the preparation of the financial statements.

         - Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

         Ethical and Legal Compliance

         - Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established enforcement of this code.

         - Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

         - Review with management, and if necessary, the organization's counsel, legal compliance matters including corporate securities trading policies.

         - Review with management, and if necessary, the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

         - Perform any other activities consistent with this Charter, the Corporation's by-laws and governing law, that the Committee or the Board of Directors deems necessary or appropriate.